Exhibit 99.1

Paid Inc. Appoints Freight Technology Veteran Lance Healy to Board of Directors

MARLBOROUGH, MA - May 11, 2026

Paid Inc. (OTC:PAYD), together with its subsidiary ShipTime Canada Inc., a leading logistics technology platform offering advanced shipping and freight solutions across North America, is pleased to announce the appointment of Lance Healy to its Board of Directors.

The appointment supports ShipTime’s continued expansion across parcel, LTL, FTL, fulfillment, and cross-border logistics as the company continues investing in enterprise-grade shipping infrastructure and freight technology capabilities across North America.

As shipping operations become increasingly complex, businesses are looking for greater visibility, automation, operational flexibility, and stronger connectivity across both parcel and freight transportation. ShipTime continues expanding its platform to address these evolving logistics demands by bringing together shipping, freight, fulfillment, analytics, and carrier connectivity within one unified system.

Healy brings more than 30 years of experience in freight technology and transportation infrastructure, including leadership in LTL automation, carrier APIs, shipment execution systems, and logistics data intelligence. He is the Co-Founder and former President of Banyan Technology, one of the early pioneers in LTL shipping technology and carrier connectivity.

His experience across freight operations, pricing intelligence, carrier optimization, and logistics technology will support ShipTime’s ongoing efforts to strengthen its freight and enterprise logistics capabilities as demand continues growing across North American shipping markets.

“ShipTime continues to evolve into a broader logistics operating platform that supports businesses across multiple modes of shipping and fulfillment,” said Austin Lewis, CEO of Paid Inc. and ShipTime Canada Inc. “Lance brings decades of practical experience across freight technology, carrier systems, and logistics infrastructure. His industry knowledge and strategic insight will help support the next stage of ShipTime’s growth as we continue expanding our freight, fulfillment, and enterprise logistics capabilities.”

Healy currently serves as Co-Founder and CEO of Freight Facts, a platform focused on improving operational visibility and accountability across the freight ecosystem through aggregated carrier data and analytics.

“ShipTime has built a strong logistics foundation that combines technology, carrier access, and operational flexibility into one platform,” said Lance Healy. “The opportunity to continue expanding visibility, automation, and freight connectivity across North American logistics is significant, and I’m excited to support the company as it continues building for long-term growth.”

Exhibit 99.1

About Paid

Paid Inc. (OTC:PAYD) is a North American logistics and technology company focused on building integrated infrastructure that supports shipping, fulfillment, freight, and eCommerce operations. Through its portfolio of logistics technology solutions, including ShipTime, Paid supports businesses with tools designed to improve operational efficiency, logistics visibility, and scalable growth across modern supply chains.

About ShipTime

ShipTime is a full-service logistics platform designed for product-oriented businesses, providing access to multiple couriers and carriers across parcel and freight shipping. From envelopes and packages to LTL and FTL freight, ShipTime enables businesses to manage shipping operations within one unified system.

With built-in tools for rate comparison, shipment management, tracking, analytics, and automation, ShipTime supports improved visibility, operational control, and more efficient logistics performance. The platform integrates with leading eCommerce systems and offers enterprise-grade shipping infrastructure with no monthly fees or volume commitments.